UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2017

RIGHTSIDE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-36262	32-0415537
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5808 Lake Washington Blvd. NE, Suite 300

Kirkland, Washington 98033

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (425) 298-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On January 20, 2017, Rightside Group, Ltd. (“Rightside” or the “Company”) and its wholly owned subsidiaries, Rightside Operating Co. (“Seller”) and eNom, Incorporated (“eNom”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Tucows Inc. (“Tucows”) and Tucows (Emerald), LLC, a wholly-owned subsidiary of Tucows Inc. (the “Purchaser”), pursuant to which the Purchaser will purchase Rightside’s eNom business through the purchase of all of the outstanding stock of eNom from Seller in exchange for $83.5 million, less a net working capital adjustment of $6.8 million, resulting in net cash at closing of $76.7 million (the “Transaction”). The purchase price is subject to customary adjustments following the closing, including a working capital adjustment to the extent such amount is greater or less than the estimated net working capital amount determined at closing. At the closing, the Company will pay transaction expenses of approximately $4.0 million and substantially all of its existing indebtedness. The transaction is expected to close on January 20, 2017.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which will be filed as an exhibit to the Company’s Current Report on Form 8-K upon the closing of the Transaction.

The Purchase Agreement contains customary representations and warranties, covenants and agreements, and Rightside has agreed to indemnify the Purchaser with respect to certain indemnity claims. These representations and warranties were made solely for the benefit of the parties to the Purchase Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Purchase Agreement by disclosures that were made to the other party in connection with the negotiation of the Purchase Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement.

The Company’s stockholders are not third party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

On January 20, 2017, the Company issued a press release announcing the entry into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and, to the extent relating to the announcement of the entry into the Purchase Agreement, is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.

Amendment to Credit Agreement

On January 20, 2017, the Company entered into a Limited Consent and Amendment No. 4 to Credit Agreement (the “Amendment”) by and among the Company, its domestic subsidiaries Rightside Operating Co. and eNom (together with the Company, the “U.S. Borrowers”), its foreign subsidiaries DMIH Limited, United TLD Holdco Ltd. and Rightside Domains Europe Limited (collectively the “Non-U.S. Borrowers” and together with the U.S. Borrowers, the “Borrowers”), Hot Media, Inc. and Acquire this Name, Inc., as guarantors, and Silicon Valley Bank (“SVB”), as lender and collateral agent.  The Amendment revises the terms of the Company’s existing Credit Agreement, dated as of August 1, 2014, as amended (the “SVB Credit Facility”), by and among the Borrowers and SVB, which provided a $30.0 million revolving loan facility with a $15.0 million subfacility for the issuance of letters of credit.

The Amendment, among other changes, releases eNom as a party to the SVB Credit Facility and the assets sold in the Transaction from the collateral securing the obligations under the SVB Credit Facility; suspends the availability period for revolving loans, requires the Company to repay the outstanding revolving loans in full and reinstates the availability period once the Company satisfies certain conditions, including further amendments to the SVB Credit Facility and delivery of projections giving effect to the Transaction; lowers the total commitment from $30.0 million to $15.0 million; suspends the application of the financial covenants until the availability period for revolving loans is reinstated; and amends the financial covenants that will have effect once the availability period for the revolving loans is reinstated, including the maximum consolidated net leverage ratio, minimum liquidity ratio and minimum consolidated EBITDA.  The Amendment further consents to the Transaction.

Additional details of the SVB Credit Facility were previously disclosed in the Company’s Forms 8-K filed with the Securities and Exchange Commission on August 7, 2014, August 15, 2014, June 26, 2015, and April 4, 2016 and are incorporated herein by reference.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
10.1	Amendment No. 4 of Credit Agreement between Rightside Group, Ltd. and certain of its subsidiaries and Silicon Valley Bank, dated as of January 20, 2017.
99.1	Press release dated January 20, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rightside Group, Ltd.

	By:	/s/ Taryn J. Naidu
Taryn J. Naidu
Chief Executive Officer
Date: January 20, 2017

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 4 of Credit Agreement between Rightside Group, Ltd. and certain of its subsidiaries and Silicon Valley Bank, dated as of January 20, 2017.
99.1	Press release dated January 20, 2017.